Exhibit 99.1

*PRESS RELEASE*

Contact:
Brian W. North
President and Chief Executive Officer
(504) 362-7544

Fifth District Bancorp, Inc. Announces Expected Closing Date of Initial Public Offering

New Orleans, LA; July 25, 2024 – Fifth District Bancorp, Inc. (the “Company”), the proposed holding company for Fifth District Savings Bank (the “Bank”), announced today that all regulatory approvals have been received to complete the Bank’s conversion from the mutual form of organization to the stock form of organization and the Company’s related initial public offering.  The Bank’s members approved the transaction at a Special Meeting of Members held on June 27, 2024.

The transaction is expected to close on July 31, 2024.  The Company’s common stock is expected to begin trading on the Nasdaq Capital Market on August 1, 2024, under the trading symbol “FDSB”.

The Company intends to sell 5,459,473 shares of common stock, which includes 444,758 shares to be sold to the Bank’s Employee Stock Ownership Plan, for gross offering proceeds (before deducting offering expenses) of approximately $54.6 million based on the offering price of $10.00 per share.  The Company also intends to issue 100,000 shares of common stock to The Fifth District Community Foundation, Inc.  The Company expects to have 5,559,473 shares of common stock issued and outstanding upon the closing of the transaction.

The Company conducted a Subscription Offering and a Community Offering, which closed on June 18, 2024 and July 8, 2024, respectively.  Because the stock offering was not oversubscribed, the Company intends to fill all valid stock orders according to the purchase limitations disclosed in the Company’s Prospectus dated May 10, 2024, as supplemented by the Prospectus Supplement dated June 25, 2024.  Subscribers wishing to confirm their stock orders may do so by contacting the Stock Information Center at (504) 363-6530.  The Stock Information Center is open between 9:00 a.m. and 4:00 p.m., Central time, Monday through Friday, except on bank holidays.

The Company’s transfer agent, Pacific Stock Transfer Company, plans to mail Direct Registration System (“DRS”) Book-Entry statements for the shares purchased in the stock offering, and interest checks, on or about August 1, 2024.

Luse Gorman, PC is acting as legal counsel to the Company and the Bank.  Performance Trust Capital Partners, LLC has acted as marketing agent for the Company in connection with the stock offering, and Nelson Mullins Riley & Scarborough LLP is acting as legal counsel to Performance Trust Capital Partners, LLC.

Legal Disclosures

The shares of common stock are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Forward-Looking Statements Disclosures

This press release contains certain forward-looking statements about the conversion and stock offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or words of similar import.  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in closing the conversion and stock offering; possible unforeseen delays in delivering DRS Book-Entry statements or interest checks; and/or delays in the start of trading due to market disruptions or otherwise.